Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-161416 and 333-192336) and Form S-8 (Nos. 333-143909, 333-149262, 333-163940, 333-175088, and 333-192337) of FBR & Co. of our report dated March 14, 2014 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, VA

March 16, 2015